October 3, 1995

Abatix Environmental Corp.
8311 Eastpoint Drive., #400
Dallas, Texas  75227

Re: Registration Statement on Form S-8, 1994 Stock Option Plan and Employment Agreement with Barry Horvitz

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by Abatix Environmental Corp. ("the Company") of 170,000 shares of Common Stock, par value $.001 per share (the "Common Stock") issued pursuant to the 1994 Stock Option Plan of Abatix Environmental Corp. (the "Plan") and a separate Employment Agreement with Barry Horvitz (the "Agreement").

In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Plan and the Agreement, the Company's Certificate of Incorporation, By-Laws and corporate minutes provided to us by the Company. In all such examinations we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock, when issued in accordance with the terms of the Plan and Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement of Form S-8 to be filed with the Commission.

				  Very truly yours,

				  S/S ATLAS, PEARLMAN, TROP & BORKSON, P.A.
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				  ATLAS, PEARLMAN, TROP & BORKSON, P.A.